EXHIBIT 99.1
Press Release
For further information, please contact:
Daniel R. Kadolph, Executive Vice President and Chief Financial Officer 708-450-6759
MIDWEST BANC HOLDINGS CLOSES OVER-ALLOTMENT OPTION AND ANNOUNCES DIVIDEND
MELROSE PARK, IL (December 14, 2007) — Midwest Banc Holdings, Inc. (Nasdaq: MBHI) today announced that it closed on the sale of 225,000 depositary shares, each representing a 1/100th fractional interest in a share of its Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock, pursuant to the over-allotment option granted to the underwriters. Proceeds of $5.4 million, net of underwriting discounts and commissions of 3.15%, were received today. The depositary shares are listed and traded on the Nasdaq Global Market under the symbol “MBHIP.” We have filed a final term sheet with the SEC describing the terms of the depositary shares.
Stifel, Nicolaus & Company, Incorporated was the lead underwriter and managed the offering. Friedman, Billings, Ramsey & Co., Inc.; Sterne, Agee & Leach, Inc.; and Howe Barnes Hoefer & Arnett also acted as underwriters.
On December 12, 2007, the board of directors declared a $0.1184 per share dividend on the Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock with a record date of December 16, 2007 and a payment date of December 31, 2007. The amount of this initial dividend will be based on less than a full quarter (December 10, 2007 through December 31, 2007) and will be paid on all 1,725,000 depositary shares outstanding.
The board of directors also declared a $0.13 quarterly dividend on its common stock. The record date is December 16, 2007, and the payment date is January 5, 2008.
Midwest Banc Holdings, Inc., headquartered in Melrose Park, IL with approximately $3.7 billion in assets, provides a wide range of retail and commercial banking services, personal and corporate trust services, securities services and insurance brokerage services in the greater Chicago area. We have 29 banking offices and operate 32 ATMs. Our principal operating subsidiaries are Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc.
Information on our products and services and locations is available at www.midwestbanc.com.
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This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering is being made only by means of a prospectus, copies of which may be obtained from Stifel, Nicolaus & Company, Incorporated, 501 North Broadway, St. Louis, MO 63102 (telephone 1-800-729-6888).
This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”